                                                                    EXHIBIT 10.5


                         EXCLUSIVE MARKETING AGREEMENT


     THIS AGREEMENT, is entered into the 31st day of December, 1991, by and between ADEZA BIOMEDICAL CORPORATION, a California corporation, ("Adeza"), with its principal place of business located at 1240 Elko Drive, Sunnyvale, California 94089 and TOKOS MEDICAL CORPORATION, a California corporation, ("Tokos"), with its principal place of business located at 1821 East Dyer Road, Santa Ana, California 92705.

                             W I T N E S S E T H :

     WHEREAS, Adeza has developed and is developing certain fetal fibronectin Tests which it believes may be useful in the diagnosis of pre-term delivery ("PTD"); and

     WHEREAS, Tokos desires to acquire certain rights including, but not limited to exclusive rights to purchase, market and sell the Tests within certain geographic areas herein described; and

     WHEREAS, in reliance on the promises contained in this Agreement, Tokos intends to risk a substantial investment in money and reputation to market such Tests; and

     WHEREAS, Adeza is willing to grant to Tokos such rights herein described;

     NOW, THEREFORE, for and in consideration of the mutual observance of the covenants hereinafter set forth, the parties hereto agree as follows:

I.   DEFINITIONS

     1.1 "ELISA TEST(S)" means the Elisa based fetal fibronectin Test described on Exhibit A hereto.

     1.2 "EXCLUSIVE" means directly as well as indirectly, and without exception.

     1.3 "Membrane Test(s)" means the membrane based fetal fibronectin Test described on Exhibit A hereto.

     1.4 "TECHNICAL INFORMATION" means all information, clinical data, know-how, proprietary information (important know-how that is considered confidential that is used in manufacturing and Testing the products, whether or not patentable) and technology relating to as well as the Technology.

     1.5 "TECHNOLOGY" means the fetal fibronectin technology owned or controlled by Adeza, as well as all products now or hereafter developed by Adeza, whether or not pursuant to this Agreement, which could replace the fetal fibronectin Test for similar applications.

     1.6 "TESTS" means the fetal fibronectin PTD tests described on Exhibit A hereto, including both the "Membrane Test" and the "Elisa Test".

     1.7 "TERRITORY" means the United States of America, its territories and possessions, the Commonwealth of Puerto Rico, and Canada.

II.  MARKETING RIGHTS

     2.1  Marketing Rights.  Adeza hereby grants to Tokos the exclusive right to
          ----------------
          purchase, market, sell, use, and otherwise dispose of the Tests in the Territory ("Marketing Rights"). So long as Tokos' Marketing Rights hereunder remain Exclusive, Adeza shall not sell Tests to anyone for utilization, sale, distribution or other disposition within the Territory. To that end, Adeza shall use its best efforts to require Tests, other than those sold to Tokos to be used solely outside of the Territory and to prohibit any Tests other than those sold to Tokos from being utilized, sold, distributed or otherwise disposed of within the Territory. Adeza's best efforts shall include, by way of example and not as limitation, and to the extent Adeza is legally permitted to do so, communicating such requirements and prohibition to all resellers of Tests, and, if ongoing significant sales continue within the Territory, to terminate sales to such parties.

     2.2  Promotion of Tests.  Tokos shall use its best efforts to promote,
          ------------------
          market and sell the Tests in the Territory. Except as hereinafter provided in Section 6.2.5, Tokos shall bear all costs incurred by it in connection with the promotion, marketing and sale of the Tests. So long as Tokos' Marketing rights remain Exclusive, Tokos shall not sell Tests to anyone for utilization, sale, distribution or other disposition outside the Territory. To that end, Tokos shall use its best efforts to require all Tests to be used solely within the Territory and to prohibit any Tests from being in any way utilized, sold, distributed, or otherwise disposed of outside of the Territory. Tokos' best efforts shall include, by way of example and not as limitation, and to the extent Tokos has the legal right to do so, communicating such requirements and prohibition to all resellers of Tests, and, if ongoing significant sales continue outside of the Territory, to terminate sales to such parties. Tokos agrees that it shall only market the Tests in a manner which is consistent with the United States Food and Drug Administration ("FDA") or other applicable regulatory approvals which are then in effect with respect to the Tests. Prior to receipt of such approvals. Tokos' marketing program shall be agreed upon jointly by the parties.

     2.3  Utilization.  So long as Tokos' Marketing Rights remain Exclusive,
          -----------
          Tokos shall utilize the Tests for all of its PTD in vitro immunoassay diagnostic tests, within the Territory, and shall not sell tests, within the Territory, which compete with the Tests. To the extent that additional products are added to this Agreement, such additional products may replace or be added to the Tests for purposes of this
          Section 2.3. To the extent that Tokos uses such Tests for its own clinical research studies, Tokos' purchase price for each such Test shall be limited to the amount specified in Section 6.2.1.1 or 6.2.2.1, as the case may be.

III. REPRESENTATIONS OF ADEZA

     3.1  Authority.  Adeza represents and warrants that, to the best of its
          ---------
          knowledge, (a) with the possible exception of United States patent No. 4,313,734, the Tests do not infringe upon any patent or trade secret right of any person or entity, with respect to the Territory and are not subject to any adverse claims; (b) it is the sole owner of all right, title and interest in and to the patents listed on Schedule 3.1 hereto; (c) all patents listed on Schedule 3.1 hereto are valid; (d) all patent applications listed on Schedule 3.1 are properly filed, and Adeza has no reason to believe such patent applications will not be issued as applied for; and (e) it has the right and authority to enter into and perform the terms of this Agreement.

     3.2  Performance.  Adeza further represents and warrants that it has, or
          -----------
          will acquire, the physical capacity as well as the technical capability to, and shall, manufacture all Tests and produce all results required hereunder in full compliance with all applicable federal, state, and local laws, regulations and guidelines, as well as Good Manufacturing Practices as outlined by the FDA.

          3.2.1 Without regard to capacity, Adeza shall be deemed to have materially breached this Agreement and otherwise not performed in the event that any of the following occurs:

                 3.2.1.1 Adeza fails, for any reason, other than as set forth in Section 13.11 hereof, to furnish within a month virtually all of the Membrane Tests ordered by Tokos pursuant to this Agreement for delivery in such month in any 4 out of 12 months during the term hereof, PROVIDED that such order was included for such month in the rolling 12 month forecast provided by Tokos not less than 90 days prior to such month. Tokos shall provide Adeza with a rolling twelve month forecast which it shall update quarterly. Such forecast shall order Membrane Tests for delivery in a specified month, and orders indicated in such rolling 12 month forecast shall be firm noncancellable orders unless a revised forecast is submitted not less than 90 days prior to the month for which such order is placed. In addition, all such orders shall be placed by Tokos in good faith and in the ordinary course of business established between the parties.

                 3.2.1.2 Adeza fails, for any reason, other than as set forth in Section 13.11 hereof, after FDA approval of the PMA application described in Section 6.1.2 hereof, to [*] PROVIDED that such order was included for such month in the rolling 12 month forecast provided by Tokos not less than 90 days prior to such month. Tokos shall provide Adeza with a rolling twelve month forecast which it shall update quarterly. Such forecast shall order Specimen Collection Kits for delivery in a specified month, and orders indicated in such rolling 12 month forecast shall be firm, non-cancelable orders unless a revised forecast is submitted not less than 90 days prior to the month for which such order is placed. In addition, all such orders shall be placed by Tokos in good faith and in the ordinary course of business established between the parties.

                 3.2.1.3 Adeza agrees that it will establish and adhere to quality assurance and quality control programs, including audit, consistent with industry standards.

IV.  LICENSE

     4.1  License.  In addition to all other rights herein granted to Tokos, and
          -------
          subject to the Condition Precedent set forth in Section 4.2 below, Adeza hereby grants to Tokos an absolute license for the manufacture of Tests as set forth below, consistent with Tokos' Marketing Rights hereunder ("License"). Tokos may subcontract with any third party acceptable to it for the actual manufacturing of Tests and producing of results therefrom. Upon the Condition Precedent occurring, Tokos may, but thereafter shall have no obligation whatsoever to, purchase Tests from Adeza.

     4.2  Condition Precedent.  The License shall become immediately effective
          -------------------
          for all purposes as set forth below upon the occurrence of any one of the following and Tokos' written notice given within 60 days following the occurrence ("Condition Precedent"):

          4.2.1  Adeza fails, for any reason, other than as set forth in Section
                 13.11 hereof, for purposes of the effectiveness of Tokos' license with respect to the Membrane Test, to meet the performance standards set forth in Section 3.2.1.1, or for purposes of the effectiveness of Tokos' license with respect

                     * [CONFIDENTIAL TREATMENT REQUESTED]
                 to the Elisa Test, to meet the performance standards set forth in Section 3.2.1.2 hereof; or

          4.2.2 Adeza materially breaches any provision of this Agreement, (a) which shall continue without being cured within 30 days of notice thereof unless the nature of such breach prohibits its cure within thirty (30) days in which event the cure period shall be such longer time as may be necessary provided the process is commenced within thirty (30) days of notice and continued efforts toward cure are maintained, or (b) which shall be repeated four (4) times within the term of the Agreement.

          4.2.3 Adeza files for protection against creditors or bankruptcy reorganization under the laws of the United States or of any state as the same may exist from time to time, or fails to vacate an involuntary petition which is filed against it within 30 days of the date of filing; or

          4.2.4 Adeza, or substantially all of its assets are acquired by a third party, which either at the time of acquisition is in or thereafter enters the business of pre-term labor management, which shall not include the pharmaceutical manufacture of tocolytics, other than by the acquisition.

     4.3  Delivery.  Anytime after the License becomes effective, immediately
          --------
          upon the demand of Tokos, Adeza shall deliver to Tokos materials, things, and Technical Information, in its possession necessary for Tokos to exercise Tokos' rights under the License including, by way of example and not as limitation, the clone cells, antibodies, and buffers; and Adeza shall otherwise assist Tokos, or its designees, in establishing and maintaining a capability for manufacturing Tests and producing results. Any such materials, things and Technical Information shall be disclosed to third parties only and used only to the extent necessary to exercise the License.

     4.4  Royalty.  As consideration for the License granted to Tokos by Adeza,
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          Tokos shall pay to Adeza an amount equal to [*] of the Average Net
          Selling Price, as hereinafter defined in Section 6.2.6 of each Test manufactured pursuant to the License ("Royalty"). Notwithstanding anything herein to the contrary, Adeza shall not be entitled to any payments other than the Royalty with regard to Tests manufactured pursuant to this License.

     4.5 Notwithstanding anything in this Agreement to the contrary, it is agreed that Tokos' sole remedy, and Adeza's sole liability, with respect to any failure by Adeza to deliver any Test when ordered by Tokos, shall be the grant by Adeza to Tokos of the License described in this Section IV.

V.   TECHNICAL INFORMATION AND ASSISTANCE

                     * [CONFIDENTIAL TREATMENT REQUESTED]

     5.1  Technical Information.  During the term of this Agreement Adeza shall
          ---------------------
          provide to Tokos all such technical and marketing information concerning the Tests as Adeza shall possess and Tokos shall reasonably request or to which it may otherwise be entitled under this Agreement. Except as utilized for marketing purposes as agreed to by Adeza, all such disclosures shall be subject to the confidentiality obligations set forth elsewhere in this Agreement.

     5.2  On-Site Technical Assistance.  Adeza shall, at its own expense, upon
          ----------------------------
          the reasonable request of Tokos, dispatch a reasonable number of qualified technical personnel to locations designated by Tokos for a period of not more than 5 working days per year during the term hereof for consultation, advice and technical discussion with Tokos' personnel during the initial set up of a marketing plan for the Tests as well as subsequent periodic training programs with respect to the Tests.

     5.3  Clinical Studies.  All necessary studies with regard to Tests shall be
          ----------------
          agreed to, designed and managed to successful conclusion by Adeza and Tokos, jointly. Necessary studies shall include uses of Tests for indications and applications without regard to any FDA requirement including, but not limited to, symptomatic patients, high risk asymptomatic patients, low risk asymptomatic patients for screening purposes and intervention studies with current conventional treatments. Except for home uterine activity monitoring ("HUAM"), which may be a part of any study and the cost of which shall be borne by Tokos and significant other tests or materials other than the Tests, Adeza shall allocate from Marketing Rights Payments and Product Purchase Payments all amounts necessary to undertake and successfully complete all necessary studies. Any sales or use of the Tests prior to FDA PMA approval shall only be pursuant to such clinical studies or other programs as the parties shall jointly agree upon.

VI.  PAYMENTS

     6.1  Marketing Rights Payments.  In consideration for the Marketing Rights
          -------------------------
          granted to Tokos by Adeza pursuant to this Agreement, Tokos shall pay to Adeza the following amounts:

          6.1.1  Upon the execution of this Agreement [*].

          6.1.2 Upon submission to the FDA of a PMA application by Adeza for the Membrane Test, which application the parties shall jointly and reasonably agree upon, [*]. If there is disagreement between the parties as to condition of the application for filing, the parties agree to abide by the recommendation of a committee composed of the Chairman of Tokos, the Chairman of Adeza and one outside party jointly appointed.

                     * [CONFIDENTIAL TREATMENT REQUESTED]

          6.1.3 On January 1, 1993, [*]; provided, however, that in the event the PMA application described in Section 6.1.2 has not yet been submitted to the FDA as of January 1, 1993, such payment shall be delayed until such submission.

     6.2  Product Purchase Payments.  In consideration for the sale of Tests to
          -------------------------
          Tokos hereunder, Tokos shall, except as hereinafter provided in
          Section 6.2.5, pay to Adeza the following amounts:

          6.2.1  With respect to each Membrane Test purchased:

                 6.2.1.1  [*] per Test; and


                 6.2.1.2 An amount equal to [*] of the greater of all amounts collected by Tokos or the Average Net Selling Price as defined in Section 6.2.6 from the sale of each Membrane Test above [*] per Membrane Test.

          6.2.2  With respect to each Elisa Test purchased:

                 6.2.2.1 [*] per Test for the first 50,000 Tests purchased in a calendar year hereunder; and [*] per Test after the first 50,000 Tests purchased in a calendar year and for so long thereafter as Tokos maintains an uninterrupted purchase level above 50,000 units per year hereunder; and

                 6.2.2.2 An amount equal to [*] of the greater of all amounts collected by Tokos or the Average Net Selling Price as defined in Section 6.2.6 from the sale of each Elisa Test above: [*] per Test for the first 50,000 Tests purchased each calendar year hereunder; and [*] per Test after the first 50,000 Tests purchased each calendar year hereunder.

          6.2.3 All such purchases of Tests by Tokos shall be F.O.B. Sunnyvale, California. Payment of the amounts described in Section 6.2.1.1 and 6.2.2.1 shall be due sixty (60) days after the date the invoice is received by Tokos, which shall be on or shortly after the date of shipment with respect to the Membrane Test and Shall be on or shortly after the Test is performed with respect to the Elisa Test.

          6.2.4  Payment of any amounts owing pursuant to Section 6.2.1.2 and
                 Section 6.2.2.2 shall be made not later than fifteen (15) days after the end of the month in which such amounts are collected.

          6.2.5 Tokos shall, each calendar year, be entitled to an allowance of Tests for marketing purposes equal to [*] of the number of Tests which Tokos actually gives away during such year for marketing purposes for

                     * [CONFIDENTIAL TREATMENT REQUESTED]
                 which Adeza shall receive no Product Purchases Payments. In addition, with respect to those Tests which compose [*] of the number of Tests which Tokos actually gives away during such year for marketing purposes, Adeza shall be paid only the amount specified in Section 6.2.1.1 or 6.2.2.1, as the case may be. Any Tests, within such allowance, not used by Tokos for marketing purposes within that year, shall not accrue to a subsequent year. The Tests used for such marketing purposes, in year one after FDA approval, shall not exceed [*] of the total number of Tests sold and, in year two and thereafter, shall not exceed [*] of the total number of Tests sold.

          6.2.6 Tokos shall maintain, at its discretion, a current volume discount program, which will constitute Tokos' targeted selling price at each identified volume level. In the event that Tokos chooses to market Tests at an amount more than [*] below the targeted selling price, Adeza shall be paid as though Tokos had collected its targeted selling price for each such Test. Each month, Tokos shall calculate its weighted average selling price from all sales at each identified volume level which, subject to Tokos' actual collection experience, shall constitute Tokos' Average Net Selling Price ("Average Net Selling Price"). Tokos' deduction for bad debts shall not exceed [*] of the targeted selling price. See Exhibit 6.2.6 for an example of such calculation.

          6.2.7 In each calendar year after FDA approval of a PMA for PTD Testing during which this Agreement is Exclusive, Tokos shall purchase not less than [*] of the number of Tests sold by Adeza during the immediately preceding calendar year directly or [*] for use during the calendar year of sale (the "Minimum Annual Purchase") and, except as provided in Section 6.2.5, shall pay Adeza not leas than the amount which Adeza would have received if Tokos had sold that year's Minimum Annual Purchase at Tokos' Average Net Selling Price (the "Minimum Annual Payment"). As of the end of the first calendar quarter during each such calendar year, Tokos shall have purchased not less than [*] of one quarter of the Minimum Annual Purchase, as of the end of the second calendar quarter during such calendar year, Tokos shall have purchased not less than [*] of one half of the Minimum Annual Purchase and as of the end of the third calendar quarter, Tokos shall have purchased not less than [*] of three quarters of the Minimum Annual Purchase. Tokos shall pay Adeza any amount not paid with respect to the Minimum Annual Payment on the later of January 15th of the year following the calendar year for which such Minimum Annual Payment is due or the dates such payments are otherwise due under this Agreement.

                     * [CONFIDENTIAL TREATMENT REQUESTED]

          6.2.8 Tokos shall have the right by written notice delivered to Adeza on or before July 1 of any calendar year to convert this Agreement to non-exclusive commencing with such calendar year by terminating Adeza's obligation not to sell Tests in the Territory and not to sell to distributors or resellers authorized to solicit sales of Tests in the Territory. In the event that Tokos so elects, such obligations of Adeza shall be so terminated for the remaining term of this Agreement and the obligation to Tokos to make the Minimum Annual Purchase shall be terminated for the remaining term of this Agreement. In the event that Tokos elects to convert the Agreement to non-Exclusive, Adeza shall sell Tests to Tokos pursuant to this Agreement at prices which are not in excess of those which it charges to any commercial distributor of the Tests, or the general public, in the Territory for comparable quantities under comparable terms and conditions, whichever is less.

          6.2.9 To the extent that Adeza's [*] are used for a Testing purpose for which the Tests have not been approved by the FDA, then the Annual Minimum Purchase described in Section 6.2.7 shall be equitably adjusted to reflect the amount by which the [*] attributable to such non-FDA approved Testing purpose exceeds Tests sold in the Territory which are used for such non-FDA approved Testing purpose.

          6.2.10 All sales of Tests by Tokos to an at least 50% owned affiliate, subsidiary or joint venture (an "Affiliate") shall be disregarded for purposes of determining the amounts due to Adeza hereunder and such amounts shall be calculated on the basis of the amounts received by such entity when the Tests are resold to an entity which is not an Affiliate of Tokos. To the extent that Tokos sells 50% or more of the Elisa Tests or the Membrane Tests bundled together with any other product or service, Tokos and Adeza shall agree in writing as to the portion of such bundled price which shall be treated as applicable to the Tests for purposes of calculating the amounts due to Adeza pursuant to Sections 6.2.1 and 6.2.2 hereof.

          6.2.11 The dollar figures set forth in Sections 6.2.1 and 6.2.2 hereof shall be adjusted annually beginning twelve months after FDA approval of the PMA application referred to above by any increase in the United States Consumer Price Index from the date of such FDA approval to such date. Beginning with the sixth such annual adjustment, in the event that the Average Selling Price of the Tests does not exceed the total of the dollar figures set forth in Section 6.2.1 and 6.2.2 hereof as so adjusted pursuant to this Section 6.2.11, the parties hereto agree that the total of any such subsequent adjustment shall only be permitted when and to the extent that the Average Selling Price does so exceed such dollar figures prior to such adjustment and any such partial adjustment shall be allocated between Tokos and Adeza in proportion to the respective dollar figures for such

                     * [CONFIDENTIAL TREATMENT REQUESTED]
                 parties. Any such adjustment which is not permitted during a year as a result of the fact that the Average Selling Price does not exceed the total of the dollar figures set forth in
                 Section 6.2.1 and 6.2.2 hereof may be carried forward to subsequent years to the extent that the Average Selling Price exceeds the total of such dollar figures in the future. See
                 Exhibit 6.2.11 for an example of such calculation.

          6.2.12 In the event that the United States government initiates a catastrophic change in reimbursement for the Tests, if Tokos reasonably determines in good faith that it can not reasonably provide the Tests pursuant to such reimbursement policies given the prices for the Tests set forth in Section 6.2 hereof, Tokos shall have the right to propose an alternative price structure to Adeza in order to allow Tokos to reasonably provide such Tests pursuant to such reimbursement policy. If Adeza does not agree to such proposal, and Adeza and Tokos are not otherwise able to agree upon alternative pricing which will allow Tokos to reasonably provide such Tests pursuant to such reimbursement policy, Tokos shall be entitled to submit to arbitration the question of whether alternative prices can be provided by Adeza, which provide Adeza with recovery of its direct and indirect costs related to such Tests; Tokos with recovery of its direct and indirect costs related to such Tests, and a reasonable profit which shall be split one third to Adeza and two-thirds to Tokos. In such event Adeza and Tokos shall agree to amend this Agreement to provide Tests upon such alternative prices.

     6.3  Records.  Tokos shall at all times keep accurate financial accounts of
          -------
          the sales of Tests in accordance with reasonable business and accounting practices, and shall render a full statement of the same in writing to Adeza for each calendar quarter during the term of this Agreement, within thirty (30) days of the end of such calendar quarter. Adeza shall have the right, at its own expense, to examine the books of Tokos for the purpose of verifying product payments due under this Agreement. In the event that Tokos has understated the amount owing to Adeza by 10% or more with respect to any period examined by Adeza, Tokos shall reimburse Adeza for all reasonable costs of such examination.

     6.4  Past Due Amounts.  Product Purchase Payments outstanding for more than
          ----------------
          sixty (60) days will be subject to a monthly charge, commencing on the 61st day, at an annual rate equal to the average Prime Rate plus one percent (1%), as published in the Wall Street Journal, for the period
                                            -------------------
          for which such charge is being applied. It is agreed that it would be impractical or extremely difficult to fix the actual damages suffered by Adeza as a result of Tokos' failure to make timely payment. Accordingly, Tokos and Adeza agree that the late payment charge provided for herein is a reasonable estimate of such damages and shall serve as liquidated damages in the event of late payment by Tokos.

VII. DEVELOPMENTS

     7.1  Joint Development.  If during the term of this Agreement, Adeza
          -----------------
          determines after conducting research that development should be undertaken with respect to subsequent generation PTD diagnostic products, whether of fetal fibronectin or another protein which can be used as a predictor of PTD, Tokos shall be provided the opportunity to participate in such development. To that end, Tokos shall be kept informed by Adeza with respect to any research it is conducting. Adeza shall also provide Tokos with a development proposal providing Tokos with an opportunity to participate in the development of such Test, as set forth in such proposal, and in exchange therefor to receive rights and obligations to market such Test pursuant to the marketing rights and obligations which Tokos then has pursuant to this Agreement, or such further terms and conditions as the parties shall agree. The cost of such development efforts shall be funded [*] by Adeza and [*] by Tokos, since the Territory is approximately [*] of the world market. However, the parties shall negotiate in good faith to determine whether such development costs should be shared on a different basis, taking into consideration items such as the relative value of the development to the parties, considering for example the importance of the development for the Territory as compared with other markets in the world and the relative importance of such development to the marketing approaches used inside and outside the Territory and the amount of funding Adeza has spent on research with respect to such proposed Test prior to the time of such development proposal. Notwithstanding the above, the costs of patent filing, prosecution and maintenance in the Territory with respect to new product development in which Tokos participates pursuant to this Section shall be allocated in full to Tokos. If Tokos does not participate in the funding for the development of such Test, Tokos shall have no rights with respect to such Test as a result of this Section, and Adeza shall be free to proceed with the development of such Test independently or using other funding sources.

     7.2  Tokos Information.  To the extent that Tokos becomes aware of any
          -----------------
          research or technology, whether at academic, medical or commercial institutions, which it believes might potentially lead to development of a fetal fibronectin in vitro immunoassay product or an in vitro immunoassay diagnostic test for PTD, Tokos shaft provide Adeza with such information so as to allow Adeza to investigate whether Adeza should license or otherwise acquire or duplicate such research or technology for the development of a test. Any development of such a test by Adeza would be subject to the provisions of Section 7.1 hereof. In the event that Adeza does not notify Tokos of its decision whether or not to proceed to negotiate for the rights to such test within ninety (90) days of Tokos' providing the information to Adeza, Adeza shall have no rights with respect to such test as a result of this Section, and Tokos shall be free to proceed with respect to such test.

     7.3  OBA Development.  If Adeza has commercially developed its Optical
          ---------------
          Bioassay System ("OBA"), then to the extent that Tokos wishes to have Adeza format the

                     * [CONFIDENTIAL TREATMENT REQUESTED]

          Tests on to OBA as development pursuant to the provisions of Section
          7.1 hereof, Adeza shall fund such development to format the Tests onto the OBA without contribution by Tokos pursuant to Section 7.1 hereof, up to a maximum of such development expense for Adeza of [*].


VIII.  PATENT LITIGATION

     8.1  Indemnity.  Adeza will defend at its own expense, any claim, suit or
          ---------
          proceeding brought against Tokos to the extent it is based upon a claim that any Test sold pursuant to this Agreement infringes on any patent, copyright or trade secret of any third party. Tokos agrees that it shall promptly notify Adeza in writing of any such claim or action and give Adeza full information and assistance in connection therewith. Provided Adeza can demonstrate to the reasonable satisfaction of Tokos and Tokos' insurance carrier that Adeza is financially capable of fulfilling its obligations under this Section, Adeza shall have the sole right to control the defense of any such claim or action and the sole right to settle or compromise any such claim or action. In the alternative event that Adeza cannot so demonstrate its financial capability, Tokos shall have the right, but not the obligation, to so control the defense and Tokos' exercise of such right shall not relieve Adeza of any liability hereunder. If Tokos complies with the provisions hereof, Adeza will pay any damages, costs and expenses, including attorney fees, finally awarded to third parties against Tokos in such action. If a Test is, or in Adeza's opinion might be, held to infringe as set forth above, Adeza may, at its option, replace or modify such Test so as to avoid infringement, or procure the right for Tokos to continue the use and resale of such Test. If neither of such alternatives is, in Adeza's opinion, reasonably possible, any infringing Tests shall be returned to Adeza and Adeza's sole liability, in addition to its obligation to reimburse awarded damages, costs and expenses set forth above, shall be to refund the amounts paid for such returned Tests by Tokos; provided, however, that if such determination occurs prior to Adeza's receipt of FDA approval of the PMA described in Section 6.1.2 hereof, upon such determination Adeza shall provide to Tokos warrants to purchase capital stock of Adeza, exercisable for up to five years from the date of issuance, having a total exercise price equal to the amount of all payments made to Adeza by Tokos pursuant to Section 6.1 hereof and a per share exercise price equal to the fair market value of such capital stock on the date of the issuance of such warrants. To the extent, however, that Adeza has conducted an initial public offering of its capital stock prior to such determination, the total exercise price of the warrants to be so issued shall be reduced to an amount equal 50% of the difference between the total of all payments made by Tokos to Adeza pursuant to Section 6.1 hereof and the amount by which the value (on the date of the issuance of such warrants) of the capital stock purchased by Tokos pursuant to that certain Series E Preferred Stock Purchase Agreement of even date herewith exceeds the purchase price which Tokos paid for such capital stock.

                     * [CONFIDENTIAL TREATMENT REQUESTED]

     8.2  Limitations.  Adeza will have no liability for any claim of
          -----------
          infringement to the extent such infringement is a result of either Tokos' use of a Test in combination with any items not supplied by Adeza, and/or any modification of a Test by Tokos or third parties to the extent such modification is responsible for such infringement.

     8.3  Entire Liability.  THE FOREGOING STATES THE ENTIRE LIABILITY OF ADEZA
          ----------------
          TO TOKOS OR ANY PURCHASER OF TESTS CONCERNING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING BUT NOT LIMITED TO, PATENT, COPYRIGHT AND TRADE SECRET RIGHTS.

     8.4  Infringement.  If either Adeza or Tokos shall become aware of any
          ------------
          significant infringement of Adeza's patent rights in the Territory with respect to the Tests, Adeza or Tokos shall notify the other with respect to such infringement and the parties shall attempt to agree upon a course of action with respect to such infringement, including whether an infringement action shall be undertaken, and if so, whether by one party or the other or jointly, and how the costs of such infringement action should be borne and how any potential recovery from such infringement action should be divided.

          8.4.1 In the event that Tokos and Adeza fail to agree on a joint course of action with respect to an infringement action, Tokos shall have the first right to prosecute such infringement action in the Territory. If Tokos so elects to prosecute any such infringement action, Tokos may commence such prosecution in Adeza's name after giving Adeza ninety (90) days notice of its intent to do so, unless compliance with any applicable statute of limitations would require a shorter notice period. Such prosecution shall be funded and conducted by Tokos, and Adeza shall cooperate fully with Tokos in such prosecution, supplying all information and assistance determined by Tokos, in its sole discretion, to be necessary. In the event Tokos is successful in such prosecution, any award to the extent that it exceeds Tokos' out of pocket costs in such infringement action shall be shared two-thirds to Tokos and one- third to Adeza.

          8.4.2 In the event that Tokos elects not to prosecute such infringement action, Adeza shall have the right to do so. Such prosecution shall be funded and conducted by Adeza, and Tokos shall cooperate fully with Adeza in such prosecution, supplying all information and assistance determined by Adeza, in its sole discretion, to be necessary, in the event Adeza is successful in such prosecution, any award to the extent that it exceeds Adeza's out of pocket costs in such infringement action shall be shared two-thirds to Adeza and one-third to Tokos.

     8.5  Patent Maintenance.  Adeza shall make all filings, pay all filing fees
          ------------------
          and pay all license fees necessary to maintain in force and maintain their position in all of the patents and patent applications listed on
          Schedule 3.1 as well as patents issued thereon.

IX.  TERM AND TERMINATION

     9.1  Term.  This Agreement shall become effective on the date hereof, and
          ----
          unless earlier terminated under this Article, shall remain in force until [*]

     9.2  Breaches.  Either party may terminate this Agreement upon written
          --------
          notice to the other party in the event that the other party is in material breach of any of the provisions hereof and has failed to cure such breach within 30 days of notice thereof unless the nature of such breach prohibits its cure within thirty (30) days in which event the cure period shall be such longer time as may be necessary provided the process is commenced within thirty (30) days of notice and continued efforts toward cure are maintained.

     9.3  Termination If Test Can Not Be Legally Marketed.  If someone other
          -----------------------------------------------
          than Adeza secures patent protection in the United States for the Technology, or for another similar technology, so that Tokos cannot in its judgment legally use or market the Tests, then Tokos shall have the right to terminate this Agreement immediately upon written notice to Adeza.

     9.4 Termination for [*]. In the event that [*], Tokos shall be entitled to terminate this Agreement effective immediately upon written notice to Adeza. Alternatively, in such event, if Tokos reasonably determines in good faith that [*]

     9.5  Effect of Termination.  Termination or expiration of this Agreement
          ---------------------
          shall be without prejudice to the rights of Adeza to receive the Product Purchase Payments

                      * [CONFIDENTIAL TREATMENT REQUESTED]
          and the reports due or arising under this Agreement as a result of actions taken prior to such termination or expiration of this Agreement. Termination or expiration of this Agreement shall similarly be without prejudice to the rights of Tokos to cease any payments which may otherwise be owing to Adeza or to recoup any payments already made to Adeza. Termination of this Agreement shall not relieve Tokos of the confidentiality obligations provided for in this Agreement.

X.   SUITABILITY/LIABILITY

     10.1 Tokos understands that it is responsible for satisfying itself as to the suitability of Tests for the purposes of entering into this Agreement.

XI.  WARRANTY

     11.1 Adeza warrants that each of the Tests will be free from defects in manufacturing and workmanship and perform in accordance with Adeza's published specifications for such Test. In the event that any such Test contains a defect in manufacturing or workmanship or does not perform in accordance with such published specifications, Adeza will replace such Test or at Adeza's discretion refund the purchase price of such Test.

XII. INDEMNIFICATION

     12.1 Adeza.  As additional consideration for Tokos entering into this
          -----
          Agreement, Adeza hereby covenants and agrees to indemnify, defend and hold Tokos (together with its officers, directors, agents, contractors, employees and representatives) harmless from and against all claims, demands, causes of action, judgments, damages, costs and expenses (including without limitation, reasonable attorneys' fees and court costs), deficiencies, settlements and investigations which relate to matters, actions or omissions arising or occurring as a result of any activity (or lack thereof) under this Agreement to the extent that Adeza is solely and directly responsible for or the cause of such activity (or lack thereof).

     12.2 Tokos.  As additional consideration for Adeza entering into this
          -----
          Agreement, Tokos hereby covenants and agrees to indemnify, defend and hold Adeza (together with its officers, directors, agents, contractors, employees and representatives) harmless from and against all claims, demands, causes of action, judgments, damages, costs and expenses (including without limitation, reasonable attorneys' fees and court costs), deficiencies, settlements and investigations which relate to matters, actions or omissions arising or occurring as a result of any activity (or lack thereof) under this Agreement to the extent that Tokos is solely and directly responsible for or the cause of such activity (or lack thereof).

XIII.  MISCELLANEOUS

     13.1 Assignment.  Neither party shall have the right to assign, pledge or
          ----------
          otherwise encumber this Agreement or its rights hereunder, in whole or in part, without the prior written consent of the other, which consent shall not be unreasonably withheld, other than to a wholly owned subsidiary of the party or pursuant to a corporate reorganization or an acquisition of the parry, whether by merger or by sale of substantially all of the assets of the party. Adeza shall have the right, upon written notice to Tokos, to assign the collection of amounts due hereunder; in no event, however, shall Tokos be obligated to deal with more than one party in payment of said amounts.

     13.2 Confidentiality.  Tokos shall maintain confidential and shall not use
          ---------------
          for any purpose other than that stipulated herein any part of the technical information, proprietary information or trade secrets received from Adeza in connection With this Agreement; provided, however, that the obligations of this Section 13.2 shall not apply to information which:

          (a) is in the possession of Tokos prior to its receipt from Adeza as evidenced by written documents;

          (b) is or hereafter becomes publicly known through no fault of Tokos;
              or

          (c) is disclosed to Tokos by a third party entitled to disclose it.

     13.3 Governing Law.  All matters affecting the interpretation, form,
          -------------
          validity, enforcement and performance of this Agreement shall be decided under the laws of the State of California. No provisions of this Agreement shall be applied or construed in a manner inconsistent with applicable federal or California laws and regulations.

     13.4 Waiver.  The failure of either party hereto to enforce, or the delay
          ------
          by either party in enforcing, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification thereof and either party may, within the time provided by applicable law, commence appropriate legal proceeding to enforce any or all of such rights.

     13.5 Notices.  Any notice required or permitted under this Agreement shall
          -------
          be in writing and shall be deemed to have been given for all purposes hereof if hand delivered or sent via a reputable air courier service (such as Federal Express, DHL, or Emery) offering delivery in not more than three (3) working days, with courier charges prepaid, and addressed to the party at the address below:

          If to Tokos:

          Chief Executive Officer
          Tokos Medical Corporation
          1821 East Dyer Road

            Santa Ana, California  92705

            If to Adeza:

            Adeza Biomedical Corporation
            1240 Elko Drive
            Sunnyvale, California  94089

            Notice will be deemed served on the fourth business day following the date of delivery of the notice, properly addressed, into the hands of such air courier. The addresses may be changed by either party by notice confirming with the notice provisions.

     13.6   Successors.  This Agreement shall be binding upon, and inure to the
            ----------
            benefit of, the respective representatives, successors, and assigns of the parties hereto.

     13.7   Attorney's Fees.  In the event any action, suit, arbitration or
            ---------------
            other proceeding is instituted to remedy, prevent, or obtain relief from a breach of this Agreement, or arising out of a breach of this Agreement, the prevailing party shall recover reasonable attorney's fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom from the losing party, unless awarded differently in the proceedings.

     13.8   Severability.  In the event that any provision of this Agreement
            ------------
            (other than a provision which involves the essence of the consideration for this Agreement) is declared invalid, unenforceable or void to any extent by a court of competent jurisdiction, such provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope. In any event, such declaration shall not affect the remaining provisions and this Agreement shall be enforced as modified, or if no modification is enforceable, as if such invalid clause had not been included.

     13.9   Legal Relationship of the Parties.  The relationship between Adeza
            ---------------------------------
            and Tokos hereunder is that of independent contractors. Nothing in this Agreement or otherwise shall be interpreted to give either party an interest in the other or its business. Neither party is, nor shall they be, the agent, legal representative, joint venturer, partner or employee of the other for any purpose. Except as expressly sat forth in this Agreement, neither party has the right or authority to make any representation, promise, guaranty or warranty on the other's behalf; or in any other way to assign or create any obligation of any kind expressed or implied, on behalf of the other or to bind it in any way; to accept any service of process upon it; or to receive any notices relative to the other of any nature whatsoever.

     13.10  Entire Agreement.  This Agreement constitutes the entire Agreement
            ----------------
            between the parties on the subject matter hereof and supersedes all previous discussions, promises or representations. No alteration or modification of this Agreement shall be valid unless agreed to in writing and duly signed by both parties. This Agreement was drafted by representatives of both parties and shall not be construed against either party on the basis of the party being the drafter of the Agreement.

     13.11  Force Majeure.  Neither party shall be liable for any failure to
            -------------
            perform any of its obligations hereunder (other than the payment of money) which results from an act of God, the elements, fire, flood, component shortages, force majeure, riot, insurrection, industrial dispute, accident, war, embargoes, legal restrictions or any other cause beyond the control of the party. Adeza agrees to take all necessary steps to return to normal business activities as soon as possible following one of the events listed above.

     13.11  Counterparts.  This Agreement may be executed in counterparts, and
            ------------
            when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all parties.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties through their duly authorized officers effective as of the day and year first above written.

TOKOS MEDICAL CORPORATION                   ADEZA BIOMEDICAL CORPORATION



By:  /s/ Robert F. Byrnes                  By:  /s/ Andrew E. Senyei
   --------------------------                 ----------------------------
     Robert F. Byrnes                           Andrew E. Senyei, M.D.
Its: Chairman                              Its: Chairman

                                  SCHEDULE 3.1

                      Preterm Delivery Tests and Reagents
                      -----------------------------------

M-1726-1P   U.S. Patent Application Serial No. 07/244,969
            Filed September 15, 1988

            Title:      PRETERM LABOR AND MEMBRANE RUPTURE TEST
                        AND REAGENTS
            Status:     Allowed - Issue Fee paid December 5, 1991
            Relation:   CIP of 07/121,893 and 07/121,899, both filed
                        November 17, 1987 (69.0016 and 69.0020)
            Inventors:  Andrew E. Senyei and Nelson N.H. Teng

            Foreign counterparts:  See M-1724 FF
            --------------------

M-1724 FF   Combination of applications M-1656-2P, M-1726-1P,
            M-1658-1P, M-1657-1P, and 69.0038 (now abandoned)

            Title:      VAGINAL SAMPLE TEST AND REAGENTS
            Status:     Pending
            Inventors:  Nelson N.H. Teng and Andrew E. Senyei

            Foreign counterparts:
            --------------------
            M-1724      Australia       25177/88     November, 1988
            M-1724      Canada          583,160      November 15, 1988
            M-1724      EPO             88119147.2   November 17, 1988
                        Pub. #          0316919.     May 24, 1989
            M-1724      Japan           289007/88    November 17, 1988

M-1741      U.S. Patent 4,919,889
            U.S. Patent Application Serial No. 07/244,984
            Filed September 15, 1988

            Title:      SAMPLE COLLECTION AND TRANSPORT FLUID
                        COMPOSITION
            Status:     Patent Granted April 24, 1990
            Inventors:  Lynn Jones, Lloyd H. Smith and Nelson N.H. Teng

M-1742      U.S. Patent Application Serial No. 07/628,282
            Filed December 14, 1990

            Title:      REAGENTS AND KITS FOR DETERMINATION
                        OF FETAL RESTRICTED ANTIGENS
            Status:     Pending
            Inventors:  Andrew E. Senyei and Nelson N.H. Teng

            Foreign Counterparts:
            --------------------
            M-1742 PCT  PCT         December 9, 1991

                           Pregnancy Associated Tests
                           --------------------------

M-1656-3C   U.S. Patent Application Serial No. 07/732,364
            Filed July 18, 1991

            Title:      ECTOPIC PREGNANCY TEST
            Status:     Pending.  Response mailed 10/16/91
            Relation:   Continuation of SN 274,268 Filed November 18, 1988
            Inventors:  Andrew E. Senyei and Nelson N.H. Teng

            Foreign counterparts:  See M-1724 FF
            --------------------

M-1657-1P   U.S. Patent Application Serial No. 07/282,426
            Filed December 12, 1988

            Title:      FETAL RESTRICTED ANTIGEN PREGNANCY TEST
            Status:     Pending - Response mailed 10/15/91
            Relation:   CIP of Serial No. 212,900 (M-1657)
                        Filed November 17, 1987
            Inventors:  Andrew E. Senyei and Nelson N.H. Teng

            Foreign counterparts:  See M-1724 FF
            --------------------

M-1658-1P   U.S. Patent Application Serial No. 07/274,267
            Filed November 18, 1988

            Title:      EX VIVO PRODUCT OF CONCEPTION TEST
            Status:     Pending - Response mailed 10/15/91
            Relation:   CIP of Serial No. 121,894 (M-1658)
                        Filed November 17, 1987
            Inventors:  Nelson N.H. Teng and Andrew E. Senyei

            Foreign counterparts:  See M-1724 FF
            --------------------

                                Licensed Patent
                                ---------------

            U.S. Patent Application Serial No. 4,894,326
            Filed April 9, 1986

            Title:      MONOCLONAL ANTIBODY DEFINING ONCOFETAL
                        STRUCTURE OF FIBRONECTIN
            Status:     Patent granted January 16, 1990
            Inventors:  Hidemitsu Matsuura and Sen-itiroh Hakomori

                                 SCHEDULE 6.2.7
[*]

- ------------------

[*]


                     * [CONFIDENTIAL TREATMENT REQUESTED]

                                   EXHIBIT A


     The Fetal Fibronectin Enzyme Immunoassay is a quantitative solid-phase, enzyme-linked immunoabsorbent assay (ELISA) performed by Adeza Diagnostic Services. Samples are collected from the vagina utilizing the Adeza Specimen Collection Kit. Specimens are forwarded to Adeza [*]. The sample results are provided in a summary report upon completion.

     The Fetal Fibronectin Membrane Immunoassay is a solid-phase, immunogold assay. Specimens obtained from the vagina are [*] producing a visible spot. A visible ring around the perimeter of the device after a sample is run provides an assay control. A positive sample will result in a single spot within the ring.

                     * [CONFIDENTIAL TREATMENT REQUESTED]

                               December 20, 1994



Mr. Daniel O. Wilds
President and Chief Executive Officer
ADEZA Biomedical Corporation
12411 Elko Drive
Sunnyvale, CA  94089

     Re:  Exclusive Marketing Rights Agreement between Tokos Medical Corporation
          ----------------------------------------------------------------------
          and ADEZA Biomedical Corporation dated December 31, 1991 (the
          -------------------------------------------------------------
          "Agreement")
          ------------

Dear Dan:

     This letter shall document our mutual understanding with regard to the payment by Tokos to ADEZA of [*] pursuant to Sections 6.1.2 and 6.1.3 of the Agreement (as you know, [*] has already been paid). Tokos acknowledges the obligation and agrees to pay ADEZA upon FDA acceptance of ADEZA's PMA applicaton notwithstanding the fact that ADEZA has submitted a PMA application for the "Eliza Test" rather than the "Membrane Test." As you know, Section 5.3 of the Agreement requires ADEZA to ". . .allocate from Marketing Rights Payments and Product Purchase Payments all amounts necessary to undertake and successfully complete all necessary studies."

     To indicate your agreement please execute this letter and return it to me. The other copy is for your files.

                                    Very truly yours,


                                    /s/ ROBERT F. BYRNES
                                    ----------------------
                                    Robert F. Byrnes


Agreed and accepted:

ADEZA


By:        /s/ Daniel O. Wilds
   -------------------------------------
   Daniel O. Wilds
   President and Chief Executive Officer


                     * [CONFIDENTIAL TREATMENT REQUESTED]

January 13, 1995



VIA FACSIMILE (714) 474-9658

Mr. Robert F. Byrnes
Chairman of the Board
Chief Executive Officer
Tokos Medical Corporation
1821 East Dyer Road
Santa Ana, California  92705

Dear Bob:

     Relative to our discussions concerning an acceptable payment schedule for the remaining [*] milestone obligation due Adeza as a result of the December, 1994 filing of its Fetal Fibronectin Enzyme Immunoassay PMA, Adeza can accept the payment schedule outlined below in appreciation for Tokos' advancement of [*] dollars in October, 1992 prior to the attainment of the milestone:

Schedule:
=======================================================

Payment                      Date            Amount
=======================================================
First Payment          January 18, 1995
                                          [*]
=======================================================
Second Payment         July 1, 1995
                                          [*]
=======================================================
Third Payment/1/       October 1, 1995
                                          [*]
=======================================================
Fourth Payment/2/      January 1, 1996
                                          [*]
=======================================================

Notes:  /1/ The Third Payment will be delayed until January 1, 1996 if Adeza is successful in increasing its available cash, a minimum of an equivalent amount of the Third payment via some other major funding event prior to October 1, 1995.

        /2/ The Fourth Payment will be delayed until March 1, 1996 if the Adeza is successful in increasing its available cash a minimum of an equivalent amount of the Third and the Fourth payment via some other major funding event before January 1, 1996.

        /3/ Tokos will pay Adeza the balance of the unpaid [*] milestone obligation within 15 days following the completion of sublicensing its marketing rights to any third party acceptable to Adeza under the terms of the existing agreement between Tokos and Adeza or if Adeza receives PMA approval prior to the completion of the Fourth Payment.


                     * [CONFIDENTIAL TREATMENT REQUESTED]

     Providing that the payment schedule is acceptable to Tokos, please make the necessary arrangements to have the first payment of [*] forwarded to Adeza as soon as possible and indicate your agreement by executing this letter and returning it to me.

Very truly yours,


/s/ DANIEL O. WILDS
- -------------------------------------
Daniel O. Wilds
President and Chief Executive Officer

cc:  D. Senyei, M.D., Chairman
     C. Taylor, Finance Committee
     Officers

Agreed and accepted:

TOKOS MEDICAL CORPORATION



By: /s/ Robert F. Byrnes
   -----------------------
   Robert F. Byrnes
   Chairman of the Board
   Chief Executive Officer

                     * [CONFIDENTIAL TREATMENT REQUESTED]

                                  May 8, 1996



Mr. Daniel O. Wilds
President and Chief Executive Officer
Adeza Biomedical Corporation
1240 Elko Drive
Sunnyvale, CA 94089

          Re: Exclusive Marketing Agreement, dated December 31, 1991, between Adeza Biomedical Corporation and Tokos Medical Corporation (the "Agreement")
               ---------------------------------------------------------------

Dear Dan:

     This letter agreement (this "Letter") sets forth the additional understanding and agreements that have been reached between Adeza Biomedical Corporation, a California corporation ("Adeza"), and Matria Healthcare, Inc. ("Matria"), a Delaware corporation and the successor by merger to Tokos Medical Corporation ("Tokos") concerning the Agreement. This Letter shall serve as an amendment to the Agreement pursuant to Section 13.10 of the Agreement. If there is any conflict between the provisions of this Letter and the Agreement, the terms of this Letter shall control. Capitalized terms used herein which are not otherwise defined in this Letter shall have the meaning ascribed to them in the Agreement.

     1.   Marketing Plans. Matria agrees to refine and expand the marketing plan
          ---------------
          provided to Adeza in August and September, 1995 (the "Marketing Plan") to cover a [*] period of time extending through [*] and to include forecasts for Canada and Puerto Rico in addition to the United States on the express condition and agreement that (i) the Marketing Plan is acceptable to Adeza for the time periods and locations currently set forth therein and is hereby approved pursuant to Section 2.2 of the Agreement, (ii) nothing contained in the Marketing Plan itself shall be deemed to extend or otherwise limit in any way the rights and obligations of the parties under Articles IV and VI of the Agreement, and (iii) the Marketing Plan will be revised as promptly as practicable to reflect the introduction of the Tests into Canada and Puerto Rico after the market for the Tests and the retail price thereof and reimbursement therefor have been generally established in the United States, and such market will be deemed established upon the cumulative sale by Matria of [*] Tests in the United States; provided, however, that

                     * [CONFIDENTIAL TREATMENT REQUESTED]

Mr. Daniel O. Wilds
May 8, 1996
Page 2


          such revision shall be completed no later than 90 days after such market has been established.

     2.   Clinical Trials. Matria agrees to work with Adeza to establish a
          ---------------
          "Research Committee" composed of two representatives of each of Adeza and Matria for the purpose of establishing the general framework, protocols and timeliness of any additional clinical study deemed necessary under Section 5.3 of the Agreement. The Research Committee will meet no less often than once per calendar quarter, either by telephone conference call or in person, with any in person meetings to be convened at alternating sites between Matria and Adeza. The Research Committee will also determine any additional clinical studies which may be reasonably appropriate with respect to the Tests and the timing of such additional studies. Notwithstanding the foregoing, subject to agreement between Adeza and Matria with respect to appropriate protocols and process of obtaining IRB approval at various clinical sites, the following clinical trials are the only clinical trials considered by the parties to be necessary within the meaning of
          Section 5.3 of the Agreement, and such clinical trials shall be undertaken and completed as expeditiously as practicable, unless otherwise mutually agreed by the parties in writing:

          (i) One (1) National Institute of Health ("NIH") Intervention Study seeking to demonstrate [*] shall be supported by Adeza with Test kits, specimen collection kits and laboratory analysis work in such amounts as Adeza normally provides or pays for in connection with supporting an NIH clinical study.

          (ii) One (1) Induction Trial of a size and scope which, if successful, is designed to demonstrate [*],and is designed to be sufficient for submission with a PMA Application or PMA Supplement to the FDA.

          (iii) One (1) Intervention Study seeking to demonstrate [*].

          (iv) All such clinical studies as shall be required for (a) the maintenance of the existing FDA approval to market the ELISA Test to symptomatic

                     * [CONFIDENTIAL TREATMENT REQUESTED]

Mr. Daniel O. Wilds
May 8, 1996
Page 3


                patients, (b) obtaining the initial FDA approval of the Dipstick Assay (as defined below) for any purpose, and (c) obtaining FDA approval to market the ELISA Test to low-risk asymptomatic patients.

                As provided in Section 5.3 of the Agreement, completion of the clinical studies (except to the extent that they involve the efforts of the NIH) described in subsections (i) through (iv) of this
           Section 2 shall be the responsibility of and shall be paid for by Adeza; provided, however, that the amounts Adeza will be required to spend on such studies either individually or in the aggregate will be limited as the Research Committee may agree. Any additional clinical studies approved by the Research Committee shall be undertaken by Adeza, and all expenses related to such additional studies shall be shared by Adeza and Matria in such proportion as unanimously determined by the Research Committee. In the event the Research Committee is unable to reach unanimous consent as to the appropriate allocation of such expenses, the parties hereby agree to enter into limited, binding mediation solely with respect to such allocation. Each of Adeza and Matria will appoint one (1) representative, and these representatives will jointly select one (1) additional, independent representative. The appropriate allocation of expenses shall be determined by these three representatives within thirty (30) days after the selection of the independent third representative. Any amounts which Adeza is required to expend as a result of the foregoing or Section 5.3 of the Agreement may be paid from any source, whether or not such amounts are derived from Marketing Rights Payments or Product Purchase Payments.

      3.   Rapid Assay Test. The parties acknowledge and agree that the
           ----------------
           so-called Rapid Assay Test or Dipstick Assay (both such terms representing one and the same Test which is described below and which is hereinafter referred to as the "Dipstick Assay") currently under development by Adeza is a Fetal Fibronectin Membrane Immunoassay Test and, as such, is a type of Membrane Test encompassed by and subject to the terms of the Agreement, as amended hereby, to its fullest extent; provided, however, that the Dipstick Assay shall not be considered to be a Membrane Test for purposes of Sections 6.1.2 and
           6.1.3 of the Agreement. The parties agree Sections 6.1.2 and 6.1.3 of the Agreement refer to the ELISA Test and not the Dipstick Assay and that no additional marketing payments shall be due pursuant to Sections 6.1.1, 6.1.2 and 6.1.3 of the Agreement.

Mr. Daniel O. Wilds
May 8, 1996
Page 4


               Adeza and Matria agree that the Dipstick Assay is not a subsequent generation PTD diagnostic product within the meaning of
          Section 7.1 of the Agreement. The existing paragraph 2 of Exhibit A to the Agreement is hereby deleted and replaced in its entirety with the following:

               "Dipstick Assay". The Fetal Fibronectin Dipstick Immunoassay is a
                --------------
          solid-phase immunochromatographic colloidal gold assay for the qualitative detection of fetal fibronectin in vaginal secretions. A vaginal specimen, obtained from either the posterior fornix of the vagina or the external cervical os using a sterile Dacron swab provided in the kit, is immersed in a special buffer prior to performance of the assay. The assay is initiated by immersing the dipstick into the buffer containing the patient specimen. The buffer is absorbed by an absorbent pad [*] produces a visible pinkish-red line across the device signifying a "positive" test result. When there is no fetal fibronectin in the patient specimen, no line appears in the center of the device signifying a "negative" test result. A visible line at the top of the reaction zone of the dipstick develops as the assay is run and serves as an assay procedural control, regardless of the presence or absence of fetal fibronectin in the patient specimen."


     4.   ELISA Kit Prices. In order to clarify Section 6.2.2 of the Agreement
          ----------------
          insofar as it relates to an ELISA Kit as opposed to an ELISA Test, the parties agree that an ELISA Kit shall be comprised of one microtitre plate, one control kit and the equivalent of twenty-four
          (24) single sample specimen collection kits. The existing Section
          6.2.2 of the Agreement is hereby amended to add the following:

               "6.2.2.3 With respect to each ELISA Kit purchased by Matria:

                     * [CONFIDENTIAL TREATMENT REQUESTED]

Mr. Daniel O. Wilds
May 8, 1996
Page 5


               6.2.2.3.1 In the years ending December 31, 1996 and 1997, an amount equal to [*] provided, however, that in non event will Adeza receive less that [*] per ELISA Kit from Matria; and

               6.2.2.3.2 In year ending December 31, 1998 [*], an amount equal to [*]; provided, however, that in no event will Adeza receive less than [*] per ELISA Kit from Matria."

     5.   Individual Specimen Collection Kits ("SCKs"). SCKs shall be packaged
          --------------------------------------------
          by Adeza for one patient sample and delivered to Matria in packages of not less than [*] per package, or such other number of SCKs as may be reasonably requested by Matria with no less than sixty (60) days prior written notice to Adeza; provided, however, Adeza, at its election, may utilize all of its then existing inventories of its then-existing packages before accommodating the new requested number of SCKs per package. Adeza shall not be required to make more than one (1) package change each year and Adeza shall not be required to maintain more than one (1) type of packaging at any time. Adeza shall provide Matria at Adeza's expense, with the following quantities of SCKs during the following periods:

          (i)     [*]

          (ii)    [*]

          (ii)    [*]

          (iii)   [*]

                     * [CONFIDENTIAL TREATMENT REQUESTED]

Mr. Daniel O. Wilds
May 8, 1996
Page 6

          (iv)     [*]

          (v)      [*]

                   Matria agrees to pay Adeza [*] for each SCK ordered by Matria during each period set forth above in excess of the applicable quantity for such period within thirty (30) days of the close of each period.

                   On or before [*] the parties agree to meet to determine the number of SCKs deemed reasonably necessary and appropriate to be provided by Adeza on an ongoing basis in order to fulfill Matria's reasonable requirements for SCKs under the Agreement and the price of the SCKs. The parties agree that their goal is to reduce the number of SCKs Adeza is required to provide to Matria without interrupting the business of either Matria or Adeza; provided, however, that in no event shall the number of SCKs provided at Adeza's expense be less than one (1) times the number of ELISA Tests sold to Matria without the prior written approval of Matria.

                   For the purposes of the Agreement and the Letter, the term SCK shall not include any specimen collection kits included as part of an ELISA Kit.

      6.  Freight Expense. As part of this Letter and in an effort to expedite
          ---------------
          the commercial introduction of the Tests, Matria hereby agrees to reimburse Adeza by no later than 15 days after the date of written confirmation by Matria of Adeza's accounting of such expenses, and Matria agrees to issue such confirmation as soon as practicable after receipt of such accounting, but in no event shall such confirmation occur later than April 30 of any particular year unless Matria reasonably and in good faith raises specific written objections to such Adeza accounting for all freight charges associated with the transportation of a Test from any clinician, hospital or health care facility to Adeza for laboratory analysis ("Freight Expense"); provided, however, that such reimbursement shall be only to the extent and in the amount, if any, by which the average transportation cost per Test of all such charges during the year specified below (calculated by dividing (x) the applicable Freight Expense by (y) the number of Tests which are received by Adeza, whether or not

                     * [CONFIDENTIAL TREATMENT REQUESTED]

Mr. Daniel O. Wilds
May 8, 1996
Page 7

          analysis is completed, during such period) exceeds the following amounts ("Threshold Freight Price"):

          [*]

               In no event shall any Freight Expense or Test be included in (x) or (y) above if the laboratory analysis is demonstrated by Matria to not be completed with regard to a particular Test as a result of the action of Adeza.

               In each succeeding [*] thereafter beginning on [*], the Threshold Freight Price in effect for the next succeeding [*] period shall be adjusted up or down from the Threshold Freight Price in effect for the immediately preceding [*] period by an amount equal to the annual percentage increase or decrease in the Consumer Price Index for all Urban Wage Earners as published by the Bureau of Labor Statistics for the preceding calendar year over the calendar year prior thereto.

               Adeza shall determine from time to time the method or methods of appropriate overnight delivery from the designated type or types of carriers. Adeza shall provide Matria, included as part as of the cost of the Test, with shipping containers suitable for delivery of the Test from clinicians, hospitals or health care facilities to Adeza for laboratory analysis in conformity with the specifications for such Test.

               No later than ninety (90) days after the end of any particular [*] period specified above, Adeza shall provide Matria with a detailed accounting of the average transportation expense per Test during the prior [*] period. Upon seven (7) days prior written notice to Adeza, Matria shall have the opportunity during reasonable business hours to inspect

                     * [CONFIDENTIAL TREATMENT REQUESTED]

Mr. Daniel O. Wilds
May 8, 1996
Page 8

          the books and records of Adeza for the purpose of confirming the calculation in question, if Matria so desires.

               Both parties shall utilize reasonable business efforts to reduce the amount of freight expenses per Test consistent with their respective duties and obligations to the referring clinician and the need for prompt overnight delivery. Adeza and Matria agree that during 1997, they will discuss in good faith various actions by either or both of them which are designed to lower freight expenses per Test between them, including sharing in appropriate proportions any savings resulting from such lower freight expenses.

                It is agreed by Matria and Adeza that any items delivered to Matria pursuant to this Letter and the Agreement, including, without limitation, ELISA Test Kits, SCKs and shipping containers, shall be F.O.B. Adeza's headquarters in Sunnyvale, California and Matria will bear all expense and risk of delivery from the F.O.B. point.

     7.   Clarification of Rights and Responsibilities. It is also agreed
          --------------------------------------------
          between Adeza and Matria that certain provisions in the Agreement should be amended as set forth below in order to clearly state the parties' intent:

          (a)  Section 2.2 Delete the phrase "So long as Tokos' Marketing rights
               -----------
               remain exclusive..." from the beginning of the third sentence because such phrase creates ambiguity as to what the parties' respective rights are if such exclusivity terminates.

          (b)  Section 6.2.10 Add the following to the end of the first
               --------------
               sentence: ";provided, however, this provison shall not apply if the Affiliate is the end user of the Tests." Add the following to the end of this Section: "The calculation of 50% set forth in the preceding sentence will be based on sales of the ELISA Tests or the Rapid Assay Tests during any particular calendar year. In the event that less than 50% of such Tests are sold by Matria in a bundled product offering, the price for stand-alone sales of such Tests shall be used to determine the price for the applicable portion of such bundled products."

Mr. Daniel O.  Wilds
May 8, 1996
Page 9


          (c)   Section 7.1: The parties agree to discuss in good faith
                -----------
                appropriate modifications to this provision to clarify the procedures thereunder as possible after the date of the Letter.

          (d)   Section 9.5. Add the following to the end of this Section: "The
                -----------
                foregoing is intended to specify certain of the remedies available to the parties, but it is not intended to be exclusive and shall not prejudice or otherwise effect the rights of either party with respect to any remedies available to either of them at law or in equity."

          (e)   Sections 12.1 and 12.2. In order to clarify the procedures in
                ----------------------
                the event of indemnification, and the following:

          "12.3 Procedures If either party (the "Indemnified Party") receives a
                ----------
          written claim which it believes is the subject of indemnity by the other party (the "Indemnifying Party"), the Indemnified Party will give the Indemnifying Party prompt notice of such claim and the Indemnifying Party will have the right to assume the defense of such claim with legal counsel of its choice at its expense. The Indemnified Party may participate through its own legal counsel at its own expense. The party not defending the claim will render all reasonable assistance, and all out-of-pocket costs of such assistance will be paid by the Indemnifying Party. The consent of both parties shall be required to settle any claim, and such consent shall not be unreasonably withheld."

     8.   Release. Upon execution of this Letter and in consideration of the
          -------
          mutual covenants an agreements set forth herein, Matria, and its predecessors and successors and assigns, including, without limitation, Tokos, hereby fully and forever releases and discharges Adeza and its officers, directors, agents, employees, affiliates, representatives, successors, stockholders and assigns from and against any and all claims or causes of action, whether based on contract, tort or otherwise, arising out of or relating in any way to any delay incurred to date associated with the approval by Adeza of the Marketing Plan. Matria and Adeza agree and understand that this Letter is a full complete waiver of all claims with respect to such delay, and Matria further agrees not to assist, encourage, institute or cause to be instituted the filing of any suit or action in any jurisdiction or the taking of any action relating to any claim described above.

Mr. Daniel O. Wilds
May 8, 1996
Page 10


     9.   Acknowledgment. It is acknowledged and agreed by Adeza and Matria that
          --------------
          the Agreement and this Letter constitute a grant of exclusive marketing rights to sell and distribute Tests, all as provided for in this Letter and the Agreement, but do not constitute any license or sublicense to intellectual property of Adeza, including, without limitation, any and all intellectual property covered by the Agreement between Adeza and the Fred Hutchinson Cancer Research Center dated May 10, 1988, as amended August 1, 1989 and August 12, 1992 ("Hutchinson Agreement") and United States Patent No. 4,894,326, except as otherwise provided in Article IV relating to manufacturing rights.

     10.  Governing Law. This Letter shall be governed in all respects by the
          -------------
          laws of the State of Georgia.

Mr. Daniel O. Wilds
May 8, 1996
Page 11


     If this Letter accurately sets forth your understanding of the agreements and understandings that have been reached between Adeza and Matria, as written and as amended hereby, please execute two (2) copies of this Letter in the space provided below and return one copy to me.



                                      Very truly yours,



                                             /s/  Robert F. Byrnes
                                      -------------------------------------
                                      Robert F. Byrnes
                                      President and Chief Executive Officer

Accepted and agreed to
as of this 8th day of
May, 1996.


ADEZA BIOMEDICAL CORPORATION



By:    /s/ Daniel O. Wilds
    -------------------------
    Daniel O. Wilds
    President and Chief Executive Officer